United States

Securities and Exchange Commission

Washington D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Bay National Corporation

(Name of Issuer)

Common Stock, Par Value $0.01

(Title of Class of Securities)

072 500 101

(CUSIP Number)

January 27, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------------------------------------------

1	Name of Reporting Persons
I.R.S. Identification Nos. of Above Person (entities only)

Nextier Incorporated

---------------------------------------------------------------------------------------------------------------------

2	Check the Appropriate Box if a Member of A Group
(See Instructions)

(a)	☐
(b)	☐

--------------------------------------------------------------------------------------------------------------------

3	SEC Use Only

---------------------------------------------------------------------------------------------------------------------

4	Citizenship or Place of Organization

Pennsylvania, United States of America

---------------------------------------------------------------------------------------------------------------------

Number of	5	Sole Voting Power

163,624
Shares	---------------------------------------------------------------------------------
	6	Shared Voting Power

Beneficially
---------------------------------------------------------------------------------
Owned by	7	Sole Dispositive Power

163,624
Each Reporting	---------------------------------------------------------------------------------
	8	Shared Dispositive Power

Person With

---------------------------------------------------------------------------------------------------------------------

9	Aggregate Amount Beneficially Owned by Each Reporting Person

163,624

---------------------------------------------------------------------------------------------------------------------

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐

---------------------------------------------------------------------------------------------------------------------

11	Percent of Class Represented by Amount in Row (9)

8.11%

---------------------------------------------------------------------------------------------------------------------

12	Type of Reporting Person*

CO

--------------------------------------------------------------------------------------------------------------------

Item 1(a)	Name of Issuer:

Bay National Corporation

--------------------------------------------------------------------------------------------------------------------

Item 1(b)	Address of Issuer's Principal Executive Offices:

2328 West Joppa Road

Lutherville, Maryland 21093

--------------------------------------------------------------------------------------------------------------------

Item 2(a)	Name of Person Filing:

Nextier Incorporated

--------------------------------------------------------------------------------------------------------------------

Item 2(b)	Address of Principal Business Office or, if none, Residence:

204 South Jackson Street

Evans City, Pennsylvania 16033

--------------------------------------------------------------------------------------------------------------------

Item 2(c)	Citizenship:

Pennsylvania, United States of America

--------------------------------------------------------------------------------------------------------------------

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01

--------------------------------------------------------------------------------------------------------------------

Item 2(e)	CUSIP No.:

072500101

--------------------------------------------------------------------------------------------------------------------

Item 3	Not Applicable

--------------------------------------------------------------------------------------------------------------------

Item 4	Ownership.

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1:

(a)	Amount Beneficially Owned:

163,624

---------------------------------------------------------------------------------

(b)	Percent of Class:

8.11%

---------------------------------------------------------------------------------

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	163,624
(ii)	shared power to vote or direct the vote:
(iii)	sole power to dispose or direct the
	disposition of:	163,624
(iv)	shared power to dispose or direct
	the disposition of:

--------------------------------------------------------------------------------------------------------------------

Item 5	Ownership of Five Percent or Less of a Class.

Not Applicable

--------------------------------------------------------------------------------------------------------------------

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

--------------------------------------------------------------------------------------------------------------------

Item 7	Identification and Classification of the Subsidiary Which Acquired the

Security Reported on by the Parent Holding Company.

Not Applicable

--------------------------------------------------------------------------------------------------------------------

Item 8	Identification and Classification of Members of the Group.

Not Applicable

--------------------------------------------------------------------------------------------------------------------

Item 9	Notice of Dissolution of Group.

Not Applicable

--------------------------------------------------------------------------------------------------------------------

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 20, 2006.	/s/ Mark DeBiasio
Name: Mark DeBiasio
Title: Treasurer